Exhibit 99.1

The New York Times Company Reports 2017 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--July 27, 2017--The New York Times Company (NYSE:NYT) announced today second-quarter 2017 diluted earnings per share from continuing operations of $.09 compared with $.00 in the same period of 2016. Adjusted diluted earnings per share from continuing operations (defined below) was $.18 in the second quarter of 2017 compared with $.11 in the second quarter of 2016.

Operating profit was $27.7 million in the second quarter of 2017 compared with $9.1 million in the same period of 2016, largely due to two special items recorded in the second quarter of 2016. Adjusted operating profit (defined below) was $67.1 million in the second quarter of 2017 compared with $54.5 million in the second quarter of 2016, principally driven by very strong digital revenues, partially offset by higher costs.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “We had another strong quarter in which we grew revenue and profitability and made significant changes within the organization to ensure that the acceleration of our digital business continues in the long term.

“During the quarter, we surpassed two million digital-only news subscriptions, doubling our digital subscriber base over a two-year period. The company added 93,000 net digital-only news subscriptions, a 69 percent increase in the number of subscription additions compared with the same quarter last year, and total advertising revenue grew for the first time since Q3 2014, driven by continued strength in digital advertising.

“We believe that more and more people are prepared to pay for high quality in-depth journalism that helps them make sense of the world.”

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2017 to the second quarter of 2016. This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Second-quarter 2017 results included the following special item:

  $2.0 million of pre-tax expenses ($1.2 million after tax or $.01 per share) related to the planned redesign and consolidation of space in our headquarters building.

Second-quarter 2016 results included the following special items:

  An $11.9 million ($7.1 million after tax or $.04 per share) charge in connection with the streamlining of the Company’s international print operations (primarily consisting of severance costs).
  An $11.7 million ($7.0 million after tax or $.04 per share) charge for a partial withdrawal obligation under a multiemployer pension plan following an unfavorable arbitration decision.

The Company had severance costs of $19.3 million ($11.6 million after tax or $.07 per share) and $1.7 million ($1.0 million after tax or $.01 per share) in the second quarters of 2017 and 2016, respectively. Second-quarter 2017 severance costs primarily related to a previously disclosed workforce reduction.

Results from Continuing Operations

Revenues
Total revenues for the second quarter of 2017 increased 9.2 percent to $407.1 million from $372.6 million in the second quarter of 2016. Subscription revenues increased 13.9 percent, while advertising revenues increased 0.8 percent and other revenues increased 12.8 percent.

Subscription revenues in the second quarter of 2017 rose primarily due to significant growth in the number of subscriptions to the Company’s digital subscription products, as well as the 2017 increase in home-delivery prices for The New York Times newspaper, which more than offset a decline in print copies sold. Revenue from the Company’s digital-only subscriptions (which includes news product and Crossword product subscriptions) increased 46.4 percent compared with the second quarter of 2016, to $82.5 million.

Paid digital-only subscriptions totaled approximately 2,333,000 at the end of the second quarter of 2017, a net increase of 114,000 subscriptions compared to the end of the first quarter of 2017 and a 63.4 percent increase compared to the end of the second quarter of 2016. Of the 114,000 additions, 93,000 came from the Company’s digital news products, while the remainder came from the Company’s Crossword product.

Second-quarter print advertising revenue decreased 10.5 percent, while digital advertising revenue increased 22.5 percent. Digital advertising revenue was $55.2 million, or 41.7 percent of total Company advertising revenues, compared with $45.0 million, or 34.3 percent, in the second quarter of 2016. The decrease in print advertising revenues resulted from a decline in display advertising, primarily in the luxury, real estate, technology, telecommunications and travel categories. The increase in digital advertising revenues primarily reflected increases in revenue from smartphone, programmatic and branded content, partially offset by a decrease in traditional website display advertising.

Other revenues rose 12.8 percent in the second quarter largely due to affiliate referral revenue associated with the product review and recommendation websites, The Wirecutter and The Sweethome, which the Company acquired in October 2016, partially offset by lower revenue from fewer conferences in the quarter.

Operating Costs
Operating costs increased in the second quarter of 2017 to $377.4 million compared with $339.9 million in the second quarter of 2016, largely due to severance expense associated with workforce reductions as well as higher compensation, marketing costs and costs from acquired companies, which were partially offset by lower print production and distribution costs and savings in international operations. Adjusted operating costs increased to $340.0 million from $318.2 million in the second quarter of 2016, largely due to higher compensation, marketing costs, and costs from acquired companies, which were partially offset by lower print production and distribution and savings in international operations.

Non-operating retirement costs, which exclude special items, decreased to $3.0 million from $5.0 million in the second quarter of 2017, due to lower multiemployer pension plan withdrawal expense.

Raw materials costs decreased to $15.8 million compared with $17.0 million in the second quarter of 2016, largely due to volume declines.

Other Data

Interest Expense, net
Interest expense, net decreased in the second quarter of 2017 to $5.1 million compared with $9.1 million in the second quarter of 2016 as a result of the repayment, at maturity, of the Company’s 6.625 percent senior notes in the fourth quarter of 2016.

Income Taxes
The Company had income tax expense of $6.7 million in the second quarter of 2017 compared with income tax expense of $0.1 million in the second quarter of 2016. The increase in income tax expense was primarily due to higher income from continuing operations in the second quarter of 2017.

Liquidity
As of June 25, 2017, the Company had cash and marketable securities of approximately $807.4 million (excluding restricted cash of approximately $17.9 million, the majority of which is set aside to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $248.6 million.

Capital Expenditures
Capital expenditures totaled approximately $22 million in the second quarter of 2017.

Outlook
Total subscription revenues in the third quarter of 2017 are expected to increase at a rate similar to that of the second quarter of 2017.

Total advertising revenues in the third quarter of 2017 are expected to decrease in the mid- to high-single digits compared with the third quarter of 2016.

Operating costs and adjusted operating costs are expected to increase in the mid-single digits in the third quarter of 2017 compared with the third quarter of 2016.

The Company expects the following on a pre-tax basis in 2017:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $18 million to $20 million, and
  Capital expenditures: $85 million to $90 million.

Conference Call Information
The Company’s second-quarter 2017 earnings conference call will be held on Thursday, July 27 at 11:00 a.m. E.T. Participants can pre-register for the telephone conference at dpregister.com/10108943. To access the call without pre-registration, dial 866-777-2509 (in the U.S.) or 412-317-5413 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, August 10. The passcode is 10108943.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Second Quarter			Six Months
	2017	2016	% Change	2017	2016	% Change
Revenues
Subscription (a)	$250,037	$219,480	13.9%	$492,412	$437,474	12.6%
Advertising(b)	132,234	131,155	0.8%	262,262	270,835	-3.2%
Other(c)	24,803	21,995	12.8%	51,204	43,836	16.8%
Total revenues	407,074	372,630	9.2%	805,878	752,145	7.1%
Operating costs
Production costs	149,285	152,717	-2.2%	302,521	310,579	-2.6%
Selling, general and administrative costs	213,004	172,069	23.8%	411,008	350,315	17.3%
Depreciation and amortization	15,131	15,147	-0.1%	31,284	30,619	2.2%
Total operating costs	377,420	339,933	11.0%	744,813	691,513	7.7%
Headquarters redesign and consolidation (d)	1,985	—	*	4,387	—	*
Restructuring charge (e)	—	11,855	*	—	11,855	*
Multiemployer pension withdrawal expense (f)	—	11,701	*	—	11,701	*
Operating profit	27,669	9,141	*	56,678	37,076	52.9%
Loss from joint ventures (g)	(266)	(412)	*	(93)	(42,308)	*
Interest expense, net	5,133	9,097	-43.6%	10,458	17,923	-41.7%
Income/(loss) from continuing operations before income taxes	22,270	(368)	*	46,127	(23,155)	*
Income tax expense/(benefit)	6,711	124	*	17,453	(9,077)	*
Net income/(loss)	15,559	(492)	*	28,674	(14,078)	*
Net loss attributable to the noncontrolling interest	40	281	-85.8%	106	5,596	-98.1%
Net income/(loss) attributable to The New York Times Company common stockholders	$15,599	$(211)	*	$28,780	$(8,482)	*
Average number of common shares outstanding:
Basic	161,787	161,128	0.4%	161,624	161,052	0.4%
Diluted	163,808	161,128	1.7%	163,673	161,052	1.6%
Basic earnings/(loss) per share attributable to The New York Times Company common stockholders	$0.10	$(0.00)	*	$0.18	$(0.05)	*
Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders	$0.09	$(0.00)	*	$0.17	$(0.05)	*
Dividends declared per share	$—	$—	*	$0.04	$0.04	*
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital-only subscription revenues for the second quarters and first six months of 2017 and 2016:

		Second Quarter			Six Months
	(In thousands)	2017	2016	% Change	2017	2016	% Change
	Digital-only subscription revenues:
	Digital-only news product subscription revenues	$79,300	$54,126	46.5%	$152,161	$106,201	43.3%
	Digital Crossword product subscription revenues	3,243	2,272	42.7%	6,199	4,370	41.9%
	Total digital-only subscription revenues	$82,543	$56,398	46.4%	$158,360	$110,571	43.2%

	The following table summarizes digital-only subscriptions as of the end of the second quarters of 2017 and 2016:

					June 25,	June 26,
	(In thousands)				2017	2016	% Change
	Digital-only subscriptions:(1)
	Digital-only news product subscriptions				2,027	1,216	66.7%
	Digital Crossword product subscriptions				306	212	44.3%
	Total digital-only subscriptions				2,333	1,428	63.4%
	(1) Reflects certain immaterial prior-period corrections.
(b)	The following table summarizes advertising revenues by category for the second quarters and first six months of 2017 and 2016:

		Second Quarter 2017			Second Quarter 2016			% Change
		Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$68,499	$44,485	$112,984	$77,320	$39,126	$116,446	(11.4)%	13.7%	(3.0)%
	Classified and Other	8,557	10,693	19,250	8,792	5,917	14,709	(2.7)%	80.7%	30.9%
	Total advertising	$77,056	$55,178	$132,234	$86,112	$45,043	$131,155	(10.5)%	22.5%	0.8%

		Six Months 2017			Six Months 2016			% Change
		Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$140,126	$87,461	$227,587	$165,957	$76,510	$242,467	(15.6)%	14.3%	(6.1)%
	Classified and Other	17,287	17,388	34,675	18,054	10,314	28,368	(4.2)%	68.6%	22.2%
	Total advertising	$157,413	$104,849	$262,262	$184,011	$86,824	$270,835	(14.5)%	20.8%	(3.2)%

(c)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, our NYT Live business, e-commerce and affiliate referrals.

(d)

In the second and first quarters of 2017, the Company recognized $2.0 million and $2.4 million of pre-tax expenses, respectively, related to the planned redesign and consolidation of space in our headquarters building.

(e)	In the second quarter of 2016, the Company recorded an $11.9 million charge in connection with the streamlining of its international print operations (primarily consisting of severance costs).

(f)	In the second quarter of 2016, the Company recorded an $11.7 million charge for a partial withdrawal obligation under a multiemployer pension plan following an unfavorable arbitration decision.

(g)

In the second and first quarters of 2016, the Company recorded a $1.6 million and $41.4 million loss from joint ventures, respectively, related to the closure of a paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Second Quarter			Six Months
	2017	2016	% Change	2017	2016	% Change
Diluted earnings/(loss) per share from continuing operations	$0.09	$—	*	$0.17	$(0.05)	*
Add:
Severance	0.12	0.01	*	0.13	0.03	*
Non-operating retirement costs	0.02	0.03	(33.3)%	0.04	0.06	(33.3)%
Special items:
Headquarters redesign and consolidation	0.02	—	*	0.03	—	*
Restructuring charge	—	0.07	*	—	0.07	*
Multiemployer pension plan withdrawal expense	—	0.07	*	—	0.07	*
Loss in joint ventures, net of noncontrolling interest	—	—	*	—	0.21	*
Income tax expense of adjustments	(0.07)	(0.08)	(12.5)%	(0.08)	(0.18)	(55.6)%
Adjusted diluted earnings per share from continuing operations (1)	$0.18	$0.11	63.6%	$0.29	$0.21	38.1%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2017	2016	% Change	2017	2016	% Change
Operating profit	$27,669	$9,141	*	$56,678	$37,076	52.9%
Add:
Depreciation & amortization	15,131	15,147	(0.1)%	31,284	30,619	2.2%
Severance	19,254	1,656	*	20,854	5,256	*
Non-operating retirement costs	3,040	4,967	(38.8)%	6,543	9,503	(31.1)%
Special items:
Headquarters redesign and consolidation	1,985	—	*	4,387	—	*
Restructuring charge	—	11,855	*	—	11,855	*
Multiemployer pension plan withdrawal expense	—	11,701	*	—	11,701	*
Adjusted operating profit	$67,079	$54,467	23.2%	$119,746	$106,010	13.0%

* Represents a change equal to or in excess of 100% or not meaningful

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Second Quarter			Six Months
	2017	2016	% Change	2017	2016	% Change
Operating costs	$377,420	$339,933	11.0%	$744,813	$691,513	7.7%
Less:
Depreciation & amortization	15,131	15,147	(0.1)%	31,284	30,619	2.2%
Severance	19,254	1,656	*	20,854	5,256	*
Non-operating retirement costs	3,040	4,967	(38.8)%	6,543	9,503	(31.1)%
Adjusted operating costs	$339,995	$318,163	6.9%	$686,132	$646,135	6.2%

* Represents a change equal to or in excess of 100% or not meaningful

CONTACT:
The New York Times Company
Media:
Danielle Rhoades Ha, 212-556-8719
danielle.rhoades-ha@nytimes.com
or
Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com